Exhibit 10.1

WINDSTREAM

2007 DEFERRED COMPENSATION PLAN

(AMENDED AND RESTATED AS OF JANUARY 1, 2008)

Article I	1
Establishment and Purpose	1
Article II	1
Definitions	1
Article III	6
Eligibility and Participation	6
Article IV	7
Deferral Elections	7
Article V	10
Modifications to Payment Schedules	10
Article VI	12
Company Contributions	12
Article VII	12
Valuation of Account Balances; Investments	12
Article VIII	14
Distribution and Withdrawals	14
Article IX	18
Administration	18
Article X	19
Amendment and Termination	19
Article XI	21
Informal Funding	21
Article XII	22
Claims	22
Article XIII	23
General Conditions	23
Article XIV	25
Prior Plans and Benefit Restoration Plan	26

Article I

Establishment and Purpose

Windstream Corporation (the “Company”) hereby establishes the Windstream 2007 Deferred Compensation Plan (the “Plan”). This Plan is effective on the Effective Date. The purpose of the Plan is to attract and retain key employees by providing each Participant with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation and to provide for the payment of certain amounts deferred under the prior plans maintained by the Company. Effective as of January 1, 2008, this Plan was amended and restated to comply with the final Treasury regulations issued under Section 409A of the Code.

Article II

Definitions

2.1	Account. Account means a bookkeeping account maintained by the Committee to record the Company’s payment obligation to a Participant under the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms pursuant to the terms of a Participant’s Deferral Election. The Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.

2.2	Account Balance. Account Balance means, with respect to any Account, the total amount of the Company’s payment obligation from such Account as of the most recent Valuation Date.

2.3	Affiliate. Affiliate means all entities with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c), provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

2.4	Beneficiary or Beneficiaries. Beneficiary or Beneficiaries means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to the Participant’s receipt of the entire vested amount credited to his Account.

2.5	Beneficiary Designation Form. Beneficiary Designation Form means the form established from time to time by the Committee that a Participant completes signs and returns to the Committee to designate one or more Beneficiaries.

2.6	Benefit Restoration Plan. Benefit Restoration Plan means the Windstream Benefit Restoration Plan.

2.7	Board. Board means the Board of Directors of the Company.

2.8	BRP Transferred Amounts. BRP Transferred Amounts has the meaning given to such term in Section 14.2 hereof.

2.9	Business Day. A Business Day is each day on which the New York Stock Exchange is open for business.

2.10	Change in Control. Change in Control has the meaning given to such term in the Windstream 2006 Equity Incentive Plan, as in effect on January 1, 2008. Notwithstanding the foregoing, to the extent that any event or occurrence described in the preceding definition does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A, such event or occurrence shall not constitute a Change in Control for purposes of the Plan.

2.11	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.12	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.13	Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder. For purposes of the Plan, the phrase “permitted by Code Section 409A,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Code Section 409A(a)(1).

2.14	Commencement Date. Commencement Date has the meaning given to such term in Section 3.1 hereof.

2.15	Committee. Committee means the committee appointed to administer the Plan. Unless and until otherwise specified by the Compensation Committee of the Board, the Committee under the Plan shall be the Company’s Benefits Committee, or its delegate.

2.16	Company. Company means Windstream Corporation and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Windstream Corporation with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

2.17

Company Contribution. Company Contribution means a credit by the Company or any Affiliate to a Participant’s Account(s) in accordance with the provisions of Article VI of the Plan. Company Contributions are credited at the sole discretion of the Company and its Affiliates and the fact that a Company Contribution is credited in one year shall not obligate the Company or any Affiliate to continue to make such Company Contribution in subsequent years.

2.18	Compensation. Compensation means a Participant’s base salary and annual or quarterly bonus payable under the Windstream Corporation Performance Incentive Compensation Plan or the Windstream Corporation Executive Incentive Compensation Plan, or their successors, and such other cash or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan. For purposes of this Plan, base salary payable after the last day of a Plan Year solely for services performed during the final payroll period described in Code Section 3401(b) containing December 31 of such year shall be treated as earned during the subsequent Plan Year.

2.19	Death Benefit. Death Benefit means payment to a Participant’s Beneficiary(ies) of all remaining unpaid Account Balances as provided in Section 8.4 of the Plan.

2.20	Deferral. Deferral means the credits to a Participant’s Accounts attributable to deferrals of Compensation and Earnings on such amounts, in each case as described in Code Section 409A, except where the context of the Plan clearly indicates otherwise.

2.21	Deferral Election. Deferral Election means an agreement between a Participant and the Company specifying any or all of the following: (i) the amount of each component of Compensation subject to the Deferral Election; (ii) the investment allocation described in Section 7.2; and (iii) the Payment Schedule applicable to the Deferral Election. The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Deferral Election agreement, Participants may defer up to 25% of their base salary and up to 50% of their annual bonus and/or other types of Compensation (if any) for a Plan Year.

2.22	Disability. Disability means a “disability” as defined under Treasury Regulation Section 1.409A-3(i)(4).

2.23	Disability Benefit. Disability Benefit means a payment by the Company to a Participant of all remaining unpaid Account Balances in a single lump sum as provided in Section 8.3 of the Plan.

2.24	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.25	Effective Date. Effective Date means December 31, 2006.

2.26

Eligible Employee. Eligible Employee means any employee of the Company or its Affiliates who is (i) expressly selected by the Compensation Committee of the Board, in its sole discretion, to participate in the Plan, and (ii) a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA. In lieu of expressly selecting Eligible Employees for Plan participation, the Compensation Committee of the Board may establish eligibility criteria (consistent with the requirements of paragraph (ii) of this section) providing for automatic participation of all Eligible Employees who satisfy such criteria. Unless and until modified or revoked by the Compensation Committee of the Board, such eligibility criteria are set forth on Exhibit A hereto.

2.27	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.28	Newly Eligible Participant. Newly Eligible Participant means any Eligible Employee who (i) as of his Commencement Date, is not eligible to participate in an “aggregated plan”, and (ii) if he previously participated in the Plan or an “aggregated plan”, has either (A) received payments of all amounts previously deferred under the Plan and any “aggregated plan” as of the Commencement Date, and on or before the last payment was not eligible to continue participation in the Plan or any “aggregated plan” for periods after the last payment, or (B) regardless of whether he has received full payment of all amounts deferred under the Plan or an “aggregated plan”, ceased to be eligible to participate in the Plan and any “aggregated plan” (other than the accrual of earnings) for a period of at least twenty four (24) consecutive months prior to his new Commencement Date. For purposes of this definition, an “aggregated plan” is any plan that is required to be aggregated with the Plan under Code Section 409A.

2.29	Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee. Moreover, any individual with respect to whom receives a credit to his or her Account under Article XIV as of the Effective Date shall automatically participate, and be a “Participant,” in the Plan with respect to such amounts as of the Effective Date. A Participant’s continued participation in the Plan shall be governed by Section 3.2 and Section 3.3 of the Plan.

2.30	Payment Schedule. Payment Schedule means the date as of which payment under the Plan will commence and the form in which such payment will be made.

(a)	Retirement/Termination Account. Payment of a Participant’s vested Retirement/Termination Account will be made (or will commence) on the later of: (i) the first Business Day of January of the Plan Year following the Plan Year of the Participant’s Separation from Service; or (ii) the first Business Day of the seventh month following such Separation from Service (or, if earlier, upon the Participant’s death as provided in Section 8.4 of the Plan). Payment will be made in a single lump sum unless the Participant specifies an alternative form of payment in his first Deferral Election that he delivers to the Committee. Alternative forms of payment include (i) a lump sum payment between 0% and 100% of the Account Balance and (ii) any remaining Account Balance payable in a series of substantially equal annual installments from two (2) to ten (10) years. If a lump sum equal to less than 100% of the Retirement/Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.

(b)

Specified Date Account. Payment from a Participant’s Specified Date Account will be made (or will commence) on the date specified by the Participant on the first Deferral Election that he delivers to the Committee pursuant to which amounts are credited to that Specified Date Account. The specified date must be either the first day of a specified month of a specified year (or if no month is specified, as of February 1 of the specified year), or upon attaining a specified age, under the elections described in Section 4.4 as modified under Section 5.1. Payment will be made in a single lump sum unless the Participant specifies an alternative form of payment in his first Deferral Election that he delivers to the Committee pursuant to which amounts are credited to that Specified Date Account. Alternative forms of payment include a series of substantially equal annual installments payable over two (2) to five (5) years. The time and form of payment upon an earlier Separation from Service, death, Disability is specified in Section 4.4(b).

(c)	Death Benefit. Payment to a Participant’s Beneficiary(ies) in the event of death shall be paid in a single lump sum. Payment will be made as of the first day of the first month following the Participant’s death.

(d)	Disability Benefit. Payment due to Disability will be made in a single lump sum on the later of (i) the first day of the first month following the Participant’s Disability, or (ii) to the extent required to comply with Code Section 409A, the first Business Day of the seventh month following the Participant’s Separation from Service (or, if earlier, upon the Participant’s death as provided in Section 8.4 of the Plan).

(e)	Prior Plan Account. Payment from a Participant’s Prior Plan Account will be governed by Section 14.1.

2.31	Performance-Based Compensation. Performance-Based Compensation means Compensation that is based on services performed over a period of at least twelve (12) months and that constitutes “performance-based compensation” within the meaning of Code Section 409A.

2.32	Plan. Plan means the “Windstream 2007 Deferred Compensation Plan” as amended from time to time.

2.33	Plan Year. Plan Year means January 1 through December 31.

2.34	Prior Plans. Prior Plans means the Windstream Executive Deferred Compensation Plan and the Windstream Management Deferred Compensation Plan.

2.35	Prior Plan Account. Prior Plan Account means the Account established on behalf of certain Participants in accordance with Section 14.1 of the Plan.

2.36	Retirement/Termination Account. Retirement/Termination Account means an Account established by the Committee to record the amount payable to a Participant due to his or her Separation from Service.

2.37

Separation from Service. Separation from Service means a termination of employment with the Company and its Affiliates in such a manner as to constitute a “separation from service” as defined under Code Section 409A. Upon a sale or other disposition of the assets of the Company or any Affiliate to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

2.38	Specified Date Account. A Specified Date Account means an Account established pursuant to Section 4.4 that will be paid (or that will commence to be paid) at a future date as specified in the Participant’s Deferral Election. Unless otherwise determined by the Committee, a Participant may maintain no more than five (5) Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an “In-Service Account”.

2.39	Subsequent Payment Election. Subsequent Payment Election has the meaning given to such term in Section 5.1 hereof.

2.40	Unforeseeable Emergency. Unforeseeable Emergency means an “unforeseeable emergency” as defined under Code Section 409A.

2.41	Valuation Date. Valuation Date shall mean each Business Day.

Article III

Eligibility and Participation

3.1	Eligibility and Participation. An Eligible Employee becomes eligible to file a Deferral Election in accordance with Article IV on the date designated by the Committee or its designee (the “Commencement Date”). If an Eligible Employee has not satisfied the applicable enrollment requirements of Section 3.1 within thirty (30) calendar days of his Commencement Date (or such earlier date as specified by the Committee), such individual’s Commencement Date shall instead be the first day of the Plan Year next following the date that he or she satisfies such enrollment requirements. An Eligible Employee shall have no right to defer Compensation under the Plan prior to his Commencement Date. If an Eligible Employee’s Commencement Date is other than the first day of a Plan Year, then he or she will not be entitled to or receive a credit of Company Contributions under Article VI until the first Plan Year next following his Commencement Date.

3.2	Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant is an Eligible Employee. A Participant’s entitlement to defer Compensation shall cease with respect to the calendar year following the calendar year in which he ceases to be an Eligible Employee, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he remains a Participant. On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero and during such time may continue to make investment allocation elections as provided in Section 7.2. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

3.3	Revocation of Future Participation. Notwithstanding the provisions of Section 3.2, the Committee may, in its sole discretion, revoke a Participant’s eligibility to make future Deferrals under this Plan effective as of the Plan Year commencing after such revocation. Such revocation will not affect in any manner a Participant’s Account Balance or other terms of this Plan.

Article IV

Deferral Elections

4.1	Deferral Elections, Generally.

(a)	An Eligible Employee shall submit a Deferral Election during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Deferral Election that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation.

(b)	Each Deferral Election will specify the amount of Deferrals and the allocation of Deferrals to the Participant’s Accounts. A Participant may specify in his or her initial Deferral Election the Payment Schedule for the Retirement/Termination Account. A Participant may specify in the Deferral Election that establishes a Specified Date Account the Payment Schedule for such Account in the manner set forth in Section 4.4. If the Payment Schedule is not specified in a Deferral Election as provided in the preceding sentence, the form of payment shall be the form specified in Section 2.30. If the Deferral Election does not specify the allocation of the deferrals among the Participant’s Retirement/Termination Account and the Specified Date Account(s), the Deferrals shall be credited to the Participant’s Retirement/Termination Account.

(c)	Each Participant shall file a Beneficiary Designation Form with the Committee at the time the Participant files an initial Deferral Election. A Participant’s Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Company that bears the latest date at the time of the Participant’s death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 4.1(c), then his Beneficiary shall be based on the beneficiary designation in effect for such Participant under the Company’s group term life insurance plan, or if none, his estate.

4.2	Timing Requirements for Deferral Elections.

(a)

Newly Eligible Participant. Except as provided in Section 4.2(c) or (d), upon notification of his or her eligible status under Section 3.1, and subject to this paragraph (a), a Newly Eligible Participant has up to thirty (30) calendar days from his Commencement Date to submit a Deferral Election with respect to Compensation earned during such year. The Deferral Election described in this paragraph becomes irrevocable on the close of business on such 30th day. A Newly Eligible Participant may file a Deferral Election under this Section 4.2(a) only if his or her Commencement Date occurs after the first day of a Plan Year but prior to November 1 of such Plan Year.

A Deferral Election filed under this Section 4.2(a) applies to:

(i)	Base salary earned during such Plan Year beginning with the with the first payroll period that begins as soon as administratively practicable after the date that the Deferral Election becomes irrevocable.

(ii)	Unless otherwise provided in Section 4.2(c), the portion of the annual bonus, if any, earned under the Windstream Corporation Performance Incentive Compensation Plan or its successor for such Plan Year equal to the total amount of the annual bonus earned during such period multiplied by a fraction, the numerator of which is the number of calendar days beginning on the day immediately after the date that the Deferral Election becomes irrevocable and ending on the last day of the Plan Year, and the denominator of which is the total number of calendar days in the performance period.

(iii)	The portion of the quarterly bonuses, if any, earned under the Windstream Corporation Executive Incentive Compensation Plan or its successor beginning with the first calendar quarter that commences as soon as administratively practicable after the date that the Deferral Election becomes irrevocable.

(iv)	With respect to other Compensation not described in (i) through (iii) above, the Deferral Election shall only apply to Compensation earned after the date that the Deferral Election becomes irrevocable in accordance with procedures adopted by the Committee.

(b)	Prior Year Deferrals. Except as provided in Section 4.2(a), (c), and (d), Participants may defer Compensation by filing a Deferral Election no later than December 31 of the Plan Year prior to the Plan Year in which such Compensation is earned (or such earlier date as specified by the Committee from time to time). A Deferral Election described in this paragraph shall become irrevocable with respect to such Compensation as of such December 31 (or such earlier date as specified by the Committee from time to time).

(c)	Performance-Based Compensation. To the extent permitted by the Committee, a Deferral Election may be filed with respect to Performance-Based Compensation, provided that:

(i)

the Participant performs services continuously from the later of the beginning of the performance period or the date upon which the performance criteria for such Performance Based Compensation are established through the date the

Deferral Election becomes irrevocable;

(ii)	the Deferral Election is submitted no later than (and shall become irrevocable as of) the date that is six (6) months before the end of the performance period during which such Performance-Based Compensation is earned (or such earlier date as specified by the Committee from time to time);

(iii)	the Deferral Election shall not apply to any portion of the Performance-Based Compensation that is earned regardless of whether (or at what level) the applicable performance criteria have been achieved, such as fixed or guaranteed amounts; and

(iv)	in no event may an election to defer Performance-Based Compensation be made after such Performance-Based Compensation has become “readily ascertainable” within the meaning of Code Section 409A.

(d)	Deferral Election With Respect to Certain Forfeitable Rights. With respect to Compensation that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date that the Participant obtains a “legally binding right” to such compensation (within the meaning of Code Section 409A), the Deferral Election must be filed with the Committee by, and shall become irrevocable as of, the thirtieth (30th) day following the date that the Participant obtains the legally binding right to such compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse. For this purpose, a condition will not be treated as failing to require the Participant to continue to provide services for a period of at least twelve (12) months merely because the condition immediately lapses upon the death or disability (as defined in Section 409A) of the Participant, or upon a Change in Control, provided that if death, Disability, or Change in Control occurs and the condition lapses before the end of such 12-month period, the Deferral Election made under this Section 4.2(d) shall not apply to such compensation.

4.3	“Evergreen” Deferral Elections. The Committee, in its sole discretion, may provide in the Deferral Election that such Deferral Election will continue in effect for each subsequent Plan Year or performance period. Such “evergreen” Deferral Elections will become effective with respect to an item of Compensation on the date such election becomes irrevocable under Section 4.2. An evergreen Deferral Election may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under Section 4.2.

4.4	Specified Date Elections. A Participant’s Deferral Election may establish a Specified Date Account by specifying the Payment Schedule for Deferrals and Earnings credited to such Account.

(a)

Allocation of Deferrals. A Deferral Election may allocate Deferrals to one or more Specified Date Accounts. The Committee may, in its sole discretion, establish a minimum deferral period. Unless otherwise provided by the

Committee, the minimum deferral period shall be two (2) years following the year the Compensation subject to the Deferral Election is earned.

(b)	Effect of Earlier Separation from Service, Death, Disability. In the event a Participant incurs a Separation from Service, death, or Disability prior to the complete payment of a Specified Date Account, then the Payment Schedule for that Specified Date Account shall cease to apply and the remaining balance of that Specified Date Account shall instead be paid at the same time and in the same form as the Retirement /Termination Account (or, in the event of a death or Disability, pursuant to the Payment Schedule applicable for that event).

4.5	Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Deferral Election will be deducted from a Participant’s Compensation.

4.6	Cancellation.

(a)	The Committee may, in its sole discretion, cancel a Participant’s Deferral Election where such cancellation occurs by the later of the end of the Participant’s taxable year or the 15th day of the third month following the date the Participant incurs a “disability.” For purposes of this Section 4.6(a), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.

(b)	The Committee may, in its sole discretion, cancel a Participant’s Deferral Election due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

(c)	If a Participant’s Deferral Election is cancelled with respect to a particular calendar year or performance period in accordance with this Section 4.6, he may make a new Deferral Election for a subsequent calendar year or performance period, as the case may be, only in accordance with Section 4.2 hereof.

Article V

Modifications to Payment Schedules

5.1	Participant’s Right to Modify. Subject to Section 5.2, a Participant may modify the Payment Schedule with respect to an Account, provided such modification complies with the requirements of Sections 5.1 and 5.2 (a “Subsequent Payment Election”).

(a)	In General. The Subsequent Payment Election may not take effect until at least twelve (12) months after the date on which it is accepted by the Committee. The Subsequent Payment Election most recently accepted by the Committee and that satisfies the requirements of this Section 5.1 shall govern the payout of the specified Accounts notwithstanding any prior Payment Schedule to the contrary.

(b)	Retirement/Termination Account. A Participant may make a one-time election to change the form of payment of his Retirement/Termination Account to a form otherwise permitted under the Plan. If such a Subsequent Payment Election is accepted by the Committee, then except in the event of the death, Disability or Unforeseeable Emergency of the Participant, the payment of such Retirement/Termination Account will be delayed until the fifth (5th) anniversary of the date that the Retirement/Termination Account would otherwise have been paid under the Plan if such Subsequent Payment Election had not been made (or, in the case of installment payments, which are treated as a single payment for purposes of this Section 5.1, on the fifth (5th) anniversary of the date the first installment payment was scheduled to be made).

(c)	Specified Date Account. A Participant may make one or more elections to delay the payment date or change the form of payment of one or more Specified Date Account(s) to a time or form permitted under the Plan. Such Subsequent Payment Election must be filed with the Committee at least twelve (12) months prior to the previously scheduled payment date (or, in the case of installment payments, at least twelve (12) months from the date the first installment payment was scheduled to be made). On such Subsequent Payment Election, the Participant must delay the payment date for a period of at least five (5) years after the previously scheduled payment date (or, in the case of installment payments, at least five (5) years from the date the first installment payment was scheduled to be made).

(d)	Acceleration Prohibited. The Committee shall disregard any Subsequent Payment Election by a Participant to the extent such election would result in an acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Code Section 409A.

5.2

Transition Relief for Payment Elections. All Participants designated by the Committee may, no later than a date specified by the Committee (provided that such date occurs no later than December 31, 2008) elect on a form provided by the Committee to (i) change the date of payment of one or more of their Accounts (including, without limitation, a Prior Plan Account) to a date otherwise permitted for that Account under the Plan; or (ii) change the form of payment of one or more of their Accounts (including, without limitation, a Prior Plan Account) to a form of payment otherwise permitted for that Account under the Plan, without complying with the special timing requirements of Section 5.1. All Participants designated by the Committee may, no later than a date specified by the Committee (provided that such date occurs no later than December 31, 2008) elect on a form provided by the Committee to defer any annual incentive designated by the Committee in its sole discretion without complying with the special timing requirements for Deferral Elections in this Plan. Any change or election described in this Section 5.2 shall be subject to such terms and conditions as the Committee may specify in its sole discretion. Specifically, a Participant cannot in 2008 change his payment election with respect to payments that the Participant would otherwise receive in 2008, and a Participant may not cause payments to be made in 2008 that would not otherwise be payable in such year. This Section 5.2 is intended to comply with the requirements of Notice 2007-86 and the applicable proposed and final Treasury

Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent.

Article VI

Company Contributions

6.1	Discretionary Company Contributions. For each Plan Year, the Company or any Affiliate, in its sole discretion, may, but is not required to, credit Company Contributions to a Participant’s Retirement/Termination Account in accordance with the following rules:

(a)	If an Eligible Employee’s Commencement Date is other than the first day of a Plan Year, then he or she will not be entitled to or receive a credit of Company Contributions under this Article VI until the first Plan Year next following his Commencement Date.

(b)	A Participant who is not eligible for the Plan Year (or for any portion thereof) to receive an allocation of matching contributions under the Windstream 401(k) Plan shall not be eligible for the Plan Year (or for any such portion) for the allocation of Company Contributions hereunder.

(c)	The amount of Company Contributions so credited, if any, shall equal (i) the amount, if any, by which the Participant’s matching contribution in the Windstream 401(k) Plan is reduced due to the Participant’s deferral of Compensation under this Plan for the Plan Year, plus (ii) the additional contribution, if any, that would have otherwise been credited to the Participant as a matching contribution in the Windstream 401(k) Plan had it been possible to take into account compensation in excess of the limit contained in Section 401(a)(17) of the Code.

(d)	Unless otherwise specified by the Committee, the Company Contributions, if any, shall be credited as soon as practicable after the last day of the Plan Year. Unless otherwise specified by the Committee, a Participant shall not be entitled to receive a Company Contribution with respect to a Plan Year unless he is employed by the Company and its Affiliates on the last day of the Plan Year.

(e)	Notwithstanding anything contained in this Article VI to the contrary, the total Company Contributions for any Plan Year may never exceed 100% of the matching contributions that would have been provided to the Participant for that calendar year under the Windstream 401(k) Plan absent any plan-based restrictions that reflect limits on qualified plan contributions under the Code.

6.2	Vesting. Company Contributions described in Section 6.1, above, and the Earnings thereon, shall be 100% vested at all times.

Article VII

Valuation of Account Balances; Investments

7.1	Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Deferral Election. Company Contributions shall be credited in accordance with the provisions of Article VI, as determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

7.2	Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Section 7.2 (“investment allocation”).

(a)	Investment Options. Investment options will consist of actual investments, which may include stocks, bonds, mutual fund shares and other investments. Investment options may also include a fixed interest crediting rate, as established by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

(b)	Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant’s Deferral Election shall specify the investment allocation for Deferrals. Deferrals may be allocated among the investment options in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day. The investment allocation specified in such Deferral Election will remain in effect until the Participant modifies the investment allocation in accordance with procedures adopted by the Committee.

Participants also may re-allocate current Account Balances among the investment options in increments of 1% by filing a new investment allocation at the time and in the form specified by the Committee. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day. The investment allocation shall apply prospectively to the Account or Accounts identified in the allocation.

(c)

Unallocated Deferrals and Accounts. If any portion of a Deferral or Account Balance has not been allocated to an investment option, such portion shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

Article VIII

Distribution and Withdrawals

8.1	Separation Payments. The vested Account Balance of the Retirement/Termination Account will be paid in accordance with the Payment Schedule in effect for such Account and the provisions of Section 8.7.

8.2	Specified Date Accounts. Subject to Section 4.4(b), the vested Account Balance of each Specified Date Account will be paid in accordance with the Payment Schedule in effect for such Account and the provisions of Section 8.7.

8.3	Disability Benefit. Upon the Committee’s determination that a Participant is Disabled, the Company shall pay all unpaid Account Balances as a Disability Benefit in accordance with the Disability Benefit Payment Schedule and the provisions of Section 8.7.

8.4	Death Benefit. In the event of the Participant’s death prior to receiving all payments from his or her Accounts, the Participant’s remaining Account Balances will be paid to the Participant’s Beneficiaries in accordance with the Death Benefit Payment Schedule and the provisions of Section 8.7.

8.5	Unforeseeable Emergency. A Participant may submit a written request to the Committee to receive a distribution from his or her vested Account Balance(s) if the Participant experiences an Unforeseeable Emergency. Distributions of amounts in the event of an Unforeseeable Emergency are limited to the extent reasonably needed to satisfy the emergency need which cannot be met from other sources based on the standards set forth in Code Section 409A. The amount of such distribution shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. For purposes of the preceding sentence, any minimum deferral requirement specified in the Plan or Section 5.1 shall not apply. Payment shall be made within ten (10) calendar days following the determination by the Committee that a hardship withdrawal will be permitted, or to the extent required to comply with Code Section 409A, the first Business Day of the seventh month following the Participant’s Separation from Service.

8.6	Change in Control. Notwithstanding anything contained in the Plan to the contrary, a Participant who incurs a Separation from Service within twenty four (24) months following the date of a Change in Control shall receive payment of his or her vested Accounts in a single lump sum on the first Business Day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death).

8.7	Valuation and Payment. Payment amounts will be based on the valuation of the applicable Account Balance as of the Valuation Date specified by the Committee in its sole discretion.

Payment is treated as made upon the payment commencement date under the applicable Payment Schedule if the payment is made on or after such date in the same calendar year or, if later, by the 15th day of the third calendar month following the date specified under the arrangement. If a calculation of the amount of the payment is not administratively practical due to events beyond the control of the Participant, a Beneficiary or the Participant’s estate, the payment will be treated as made upon the date specified under the Payment Schedule if the payment is made during the first calendar year in which the payment becomes administratively practicable.

8.8	Installments; Declining Balance Calculation. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b):

(a)	equals the Account Balance as of the Valuation Date and

(b)	equals the remaining number of installment payments.

Notwithstanding the foregoing, in the event that an Account is paid in installments and the balance of the remaining amounts to be paid in installments falls below $25,000 (as of the date that the installment payments commence to be paid or on the Valuation Date), then the remaining installments shall be paid to the Participant in a single lump sum within 30 days, or such later date as may be required under Code Section 409A.

8.9	Discretionary Acceleration of Payments. To the extent permitted by Code Section 409A, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a)	Domestic Relations Orders. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b)	Conflicts of Interest. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any federal officer or employee in the executive branch to comply with an ethics agreement with the federal government. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan the to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)

Employment Taxes. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections

3101, 3121(a), and 3121(v)(2), or the Railroad Retirement Act (RRTA) tax imposed under Code Sections 3201, 3211, 3231(e)(1), and 3231(e)(8), where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d)	Limited Cash-Outs. The Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Code Section 409A.

(e)	Payment Upon Income Inclusion Under Section 409A. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Code Section 409A. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

(f)	Certain Payments to Avoid a Nonallocation Year under Section 409(p). The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to prevent the occurrence of a nonallocation year (within the meaning of Code Section 409(p)(3)) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.

(g)

Payment of State, Local, or Foreign Taxes. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Code Section

3401 as a result of such payment and to pay the additional income tax at source on wages imposed under Code Section 3401 attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(h)	Certain Offsets. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or Section 414(c)), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or Section 414(c)) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or Section 414(c)) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(i)	Bona Fide Disputes as to a Right to a Payment. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or Section 414(c)) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(j)	Plan Terminations and Liquidations. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 8.2 hereof.

(k)	Other Events and Conditions. A payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Notwithstanding anything contained in this Section 8.9 to the contrary, in no event may a payment be accelerated under Sections 8.9(d), (e), (f), (g), (h), (i), (j) or (k) following a Participant’s Separation from Service to a date that is prior to the first Business Day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death). Except as otherwise specifically provided in this Plan, including but not limited to Section 4.6, this Section 8.9 and Section 10.1(b) hereof, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Code Section 409A.

8.10	Delay of Payments. To the extent permitted under Code Section 409A, the Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)	Federal Securities Laws or Other Applicable Law. A Payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(b)	Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Article IX

Administration

9.1	Plan Administration. The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have the full power, discretion and authority to carry out the provisions of the Plan, including the authority to (a) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (b) resolve all other questions arising under the Plan, including any factual questions and questions of construction, and (c) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, Affiliates, employees, Participants, and their estates and Beneficiaries.

9.2	Withholding. To the extent permitted under Code Section 409A, and to the extent required by the law in effect at the time payments are made, the Company and its Affiliates may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required. The Company and its Affiliates shall have the right in their sole discretion to (i) require a Participant to pay or provide for payment of the amount of any taxes that the Company or its Affiliates may be required to withhold with respect to interest or other amounts that the Company credits to a Participant’s Account or (ii) deduct from any amount of salary, bonus or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company may be required to withhold with respect to interest or other amounts that the Company credits to a Participant’s Account.

9.3

Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which it delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and the Committee’s agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

9.4	Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

Article X

Amendment and Termination

10.1	Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Section 10.1.

(a)	Amendments. The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action taken by its Board or its designee. The Committee may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Code Section 409A or other applicable law. In no event shall any such action by the Board or Committee reduce the amounts that have been credited to the Account(s) of any Participant prior to the date such action is taken without the consent of the Participant or Beneficiary, unless the Board or the Committee, as the case may be, determines in good faith that such action is necessary to ensure compliance with Code Section 409A or other applicable law.

(b)	Termination. In the event that the Plan is terminated, a Participant’s vested Account Balance shall be distributed to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive benefits hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and to the extent permitted under Code Section 409A, the Company, by action taken by its Board or its designee, may terminate the Plan and accelerate the payment of the vested Account Balances subject to the following conditions:

(1)

Company’s Discretion. The termination does not occur “proximate to a downturn in the financial health” of the Company (within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(ix)), and all other arrangements required to be aggregated with the Plan under Section 409A of the Code are also terminated and liquidated. In such event, the entire vested Account Balance shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made no earlier than twelve (12) months, and no later than twenty-

four (24) months, after the date the Board or its designee irrevocably approves the termination of the Plan. Notwithstanding the foregoing, any payment that would otherwise be paid pursuant to the terms of the Plan prior to the twelve (12) month anniversary of the date that the Board or its designee irrevocably approves the termination of the Plan shall continue to be paid in accordance with the terms of the Plan. If the Plan is terminated pursuant to this Section 10.1(b)(1), the Company shall be prohibited from adopting a new plan or arrangement that would be aggregated with this Plan under Section 409A of the Code within three (3) years following the date that the Board or its designee irrevocably approves the termination and liquidation of the Plan.

(2)	Change in Control. The termination occurs pursuant to an irrevocable action of the Board or its designee that is taken within the thirty (30) days preceding or the twelve (12) months following a Change in Control, and all other plans sponsored by the Company (determined immediately after the Change in Control) that are required to be aggregated with this Plan under Section 409A of the Code are also terminated with respect to each participant therein who experienced the Change in Control (“Change in Control Participant”). In such event, the vested Account Balance of each Participant under the Plan and each Change in Control Participant under all aggregated plans shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made no later than twelve (12) months after the date that the Board or its designee irrevocably approves the termination.

(3)	Dissolution; Bankruptcy Court Order. The termination occurs within twelve (12) months after a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the vested Account Balance of each Participant shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made by the latest of: (A) the end of the calendar year in which the Plan termination occurs, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable.

(4)	Transition Relief. The termination occurs during calendar year 2008 pursuant to the terms and conditions of the transition relief set forth in Notice 2007-86 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code. In such event, the vested Account Balance of each Participant shall be paid at the time and pursuant to the schedule specified by the Committee, subject to the following rules: (i) any payment that would otherwise be paid during 2008 pursuant to the terms of the Plan shall be paid in accordance with such terms, and (ii) any payment that would otherwise be paid after 2009 pursuant to the terms of the Plan shall not be accelerated into 2008.

(5)	Other Events. The termination occurs upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Notwithstanding anything contained in this Section 10.1(b) to the contrary, in no event may a payment be accelerated following a Participant’s Separation from Service to a date that is prior to the first Business Day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death).

The provisions of paragraphs (1), (2), (3) and (5) of this Section 10.1(b) are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j)(4)(ix) and shall be interpreted and administered accordingly. The term “Company” as used in paragraphs (1) and (2) of this Section 10.1(b) shall include the Company and any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or Section 414(c).

10.2	Accounts Taxable Under Code Section 409A.

(a)	It is intended that the Plan comply with the provisions of Code Section 409A, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.

(b)	Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, its Affiliates, directors, officers, employees, advisers nor the Committee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or Beneficiary (or any other individual claiming a benefit through the Participant or Beneficiary) as a result of the Plan.

Article XI

Informal Funding

The obligation of the Company and the Affiliates under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company and the Affiliates to make payments from their general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company or any Affiliate. It is the intention of the Company and the Affiliates that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its and the Affiliates’ obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the Company’s and any Affiliate’s general creditors.

Article XII

Claims

12.1	Claim for Benefits. Any person who thinks that he is entitled to receive a benefit under the Plan shall make application in writing on the form and in the manner prescribed by the Committee. If any claim for benefits filed by any person under the Plan (the “Claimant”) is denied in whole or in part, the Committee shall issue a written notice of such adverse benefit determination to the Claimant. The notice shall be issued to the Claimant within a reasonable period of time but in no event later than ninety (90) calendar days from the date the claim for benefits was filed. The notice issued by the Committee shall be written in a manner calculated to be understood by the Claimant, and shall include the following:

(a)	the specific reason or reasons for any adverse benefit determination;

(b)	the specific Plan provisions on which any adverse benefit determination is based;

(c)	a description of any further material or information which is necessary for the Claimant to perfect his claim and an explanation of why the material or information is needed; and

(d)	an explanation of the Plan’s claim review procedure and time limits applicable to the Plan’s claim review procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

The Committee shall comply with the additional requirements prescribed by Department of Labor Reg. 2560.503-1 for claims regarding the determination of disability.

12.2	Review. If the Committee denies a claim for benefits in whole or in part, or the claim is otherwise deemed to have been denied, the Claimant or his duly authorized representative may submit to the Committee a written request for review of the claim denial within sixty (60) calendar days of the receipt of the notice of adverse benefit determination, which request shall contain the following information:

(a)	the date on which the Claimant’s request was filed with the Committee; provided, however, that the date on which the Claimant’s request for review was in fact filed with the Committee shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph (a);

(b)	the specific portions of the adverse benefit determination which the Claimant requests the Committee to review;

(c)	a statement by the Claimant setting forth the basis upon which he believes the Committee should reverse the previous adverse benefit determination and accept his claim as made; and

(d)	any written material (offered as exhibits) which the Claimant desires the Committee to examine in its consideration of his position as stated pursuant to paragraph (c).

The Claimant or his duly authorized representative may:

(a)	submit written comments, documents, records and other information relating to the claim for benefits, and

(b)	review pertinent documents, including, upon request in the manner and form prescribed by the Committee and free of charge, be provided reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.

The review by the Committee shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall furnish a written decision on review not later than sixty (60) calendar days after receipt of the written request for review of the adverse benefit determination, unless special circumstances require an extension of the time for processing the appeal. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension, and the Committee shall furnish a written decision on review not later than one hundred and twenty (120) calendar days after receipt of the written request for review of the adverse benefit determination. The decision on review shall be in writing, shall be written in a manner calculated to be understood by the Claimant, and, in the case of an adverse benefit determination on review, shall include (i) specific reasons for the adverse benefit determination, (ii) references to the specific Plan provisions on which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits, (iv) a statement that there is no voluntary appeal procedure offered by the Plan, and (v) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

The Committee shall comply with the additional requirements prescribed by Department of Labor Reg. 2560.503-1 for review of claims regarding the determination of disability.

12.3	Exhaustion of Remedies. No action for benefits under the Plan shall be brought unless and until the aggrieved person has (a) submitted a written claim for benefits in accordance with this Article XII within twelve (12) months of the date the first payment would have been due the aggrieved person under the Plan, (b) been notified by the Committee that the claim has been denied, filed a written request for a review of the claim in accordance with this Article XII, (c) been notified in writing of an adverse benefit determination on review, and (d) filed the action within three (3) years of the date the first payment (or amount, as applicable) would have been due the aggrieved person under the Plan.

Article XIII

General Conditions

13.1	Anti-assignment Rule. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Code Section 409A and subject to Section 8.10 hereof, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Code Section 414(p).

13.2	Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Company or any Affiliate or the officers, employees or directors of the Company or any Affiliate, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

13.3	Participation by Employees of Affiliates. Any Affiliate may, by action of its board of directors or equivalent governing body and with the consent of the Board, adopt the Plan; provided that the Board may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, an Affiliate shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating Affiliate. An Eligible Employee who is employed by an Affiliate and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company. The Account of a Participant employed by an Affiliate shall be paid in accordance with the Plan solely by such Affiliate to the extent attributable to Compensation that would have been paid by such Affiliate in the absence of deferral pursuant to the Plan, unless the Board otherwise determines that the Company shall be the obligor.

13.4	No Employment Contract. Nothing contained in this Plan shall confer upon a Participant any right with respect to continuance of employment by the Company and its Affiliates, nor limit or affect in any manner the right of the Company and its Affiliates to terminate the employment or adjust the compensation of the Participant.

13.5	Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

13.6	Relationship to Other Plans. The Plan is intended to serve the purposes of and to be consistent with any incentive compensation plan approved by the Committee for purposes of the Plan.

13.7	Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

WINDSTREAM CORPORATION

ATTN: SENIOR VICE PRESIDENT OF HUMAN RESOURCES

4001 RODNEY PARHAM ROAD

LITTLE ROCK, ARKANSAS 72212

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.8	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.9	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.10	Governing Law. To the extent not preempted by federal law, the laws of the State of Delaware shall govern the construction and administration of the Plan.

13.11	Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

13.12	Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

Article XIV

Prior Plans and Benefit Restoration Plan

14.1	Establishment of Prior Plan Accounts; Transfer of Balances From Prior Plans. The Company will establish and maintain a Prior Plan Account in the name of each Participant who, as of the day immediately prior to the Effective Date, had an outstanding account balance under a Prior Plan. Each Participant’s outstanding account balances under the Prior Plans (as adjusted for earnings through December 31, 2006) will be transferred and credited to the Participant’s Prior Plan Account as of the Effective Date and, as a result of such transfer and crediting, all of the Company’s obligations and Participant’s rights under each Prior Plan shall automatically be extinguished and become obligations and rights under this Plan without further action. Notwithstanding any provision of the Prior Plans to the contrary, and the provision of this Plan will govern and control the payment and deemed investment of all Prior Plan Accounts, and a Participant’s rights with respect to any such Prior Plan Accounts will be determined exclusively under this Plan, as modified by paragraphs (a), (b), (c) and (d) below:

(a)	Each Prior Plan Account shall be treated as a single Specified Date Account for all purposes of the Plan; provided, however, that with respect to Participants who are not employed by the Company and its Affiliates as of January 1, 2007 (each a “Terminated Participant”):

(i)	Section 4.4(b) shall not apply. Instead, in the event of a Separation from Service, death, or Disability, the unpaid balance of each Prior Plan Account of a Terminated Participant shall continue to be paid to the Terminated Participant (or his or her designated Beneficiary) in accordance with the Payment Schedule in effect for such account.

(ii)	Section 8.6 shall not apply. Instead, the unpaid balance of each Prior Plan Account of a Terminated Participant shall be distributed in a single lump sum within ten (10) calendar days following a Change in Control.

(b)	Notwithstanding anything contained herein to the contrary, including without limitation Section 4.1(c) and Article VIII, the amounts credited to the Prior Plan Account hereunder shall remain subject to the same distribution elections and beneficiary designations (which are attached hereto as Exhibit B) that were controlling under the Prior Plans immediately prior to the Effective Date until a new election is made in accordance with the terms of this Plan that by its terms supersedes the prior election; provided, however, that a Participant who was not employed by the Company or its Affiliates as of January 1, 2007 shall not be entitled to change his or her distribution election under this Plan (unless otherwise provided by the Committee) with respect to such amounts.

(c)	Notwithstanding anything contained herein to the contrary, including without limitation Article VII, each Prior Plan Account shall be comprised of the following two deemed investment funds:

(i)

1993 Plan Fund. As of January 1, 2007, each Participant designated on Exhibit C shall have credited to his 1993 Plan Fund the amounts transferred on his or her behalf from his or her account under the prior

Windstream Executive Deferred Compensation Plan. Notwithstanding anything contained in this Plan to the contrary, including without limitation Article VII, amounts credited to the 1993 Plan Fund are credited as cash and are adjusted as follows: As of the close of business on each December 31st occurring after December 31, 2006 and prior to the full payment thereof, the then current balance (if any) of a Participant’s 1993 Plan Fund shall be credited with an amount equal to the product of: (a) the balance of the Participant’s 1993 Plan Fund as of the close of business on that December 31st; and (b) 5.00%. As of the time at which payment of an amount from a Participant’s 1993 Plan Fund occurs, there shall be added to the amount paid an amount equal to the product of: (a) the amount to be paid from the 1993 Plan Fund (determined without regard to this sentence); (b) 5.00%; and (c) a fraction, the numerator of which is the number of calendar days elapsed subsequent to the immediately preceding December 31st and prior to the date that payment is to occur, and the denominator of which is 365.

(ii)

1998 Plan Fund. As of January 1, 2007, each Participant designated on Exhibit D shall have credited to his 1998 Plan Fund the amounts transferred on his or her behalf from his or her account under the prior Windstream Executive Deferred Compensation Plan and/or the prior Windstream Management Deferred Compensation Plan, as the case may be. Notwithstanding anything contained in this Plan to the contrary, including without limitation Article VII, amounts credited to the 1998 Plan Fund are credited as cash and are adjusted as follows: As of the close of business on each December 31st occurring after December 31, 2006 and prior to the full payment thereof, the then current balance (if any) of a Participant’s 1998 Plan Fund shall be credited with an amount equal to the product of: (a) the balance of the Participant’s 1998 Plan Fund as of the close of business on that December 31st; and (b) a percentage equal to the “Prime Rate” as published in the first issue (in which the “Prime Rate” is published) of the Wall Street Journal for the immediately succeeding Plan Year, plus two hundred (200) basis points (the “Interest Rate”). As of the close of business on the day immediately preceding the date as of which payment of a 1998 Plan Fund occurs, the 1998 Plan Fund shall be credited with an amount equal to the product of: (a) the balance of the 1998 Plan Fund as of the close of business on that day; (b) the Interest Rate for the year during which the payment occurs; and (c) a fraction, the numerator of which is the number of calendar days that have elapsed subsequent to the immediately preceding December 31st through (and including) the date that payment occurs, and the denominator of which is 365. For purposes of the immediately preceding sentence, payment shall be deemed to occur as of the date on which payment is transmitted to the payee in accordance with the terms of the Plan. If the Interest Rate is no longer published, or the basis on which the Interest Rate is changed significantly as determined by the Committee in its sole and absolute discretion, the Committee shall timely, in its sole and absolute discretion but in good faith, determine by written action a substitute interest rate reasonably comparable to the Interest Rate, which prospectively shall be used as the “Interest Rate” for purposes of the Plan. If any substitute interest rate is no longer published, or the basis on which the substitute interest rate is changed significantly as determined by the Committee in its sole and absolute discretion, the Committee shall timely, in its sole and absolute discretion but in good faith, determine by written action another substitute interest rate reasonably comparable to the substitute interest rate, which prospectively shall be used as the “Interest Rate” for the purposes of this Section 14.1(b).

(d)	Each of the 1993 Plan Fund and the 1998 Plan Fund shall be closed to additional Deferrals and to transfers from any other investment option (including transfers between the two funds). A Participant may elect, pursuant to rules and procedures prescribed by the Committee, to reallocate amounts deemed invested in each of the 1993 Plan Fund and the 1998 Plan Fund into any other open investment option, but no amount so removed from the 1993 Plan Fund or the 1998 Plan Fund may be transferred back to either such fund.

14.2	BRP Transferred Amounts. Each Participant’s outstanding account balances under the Profit-Sharing Plan portion and the Thrift Plan portion of the Benefit Restoration Plan for services through December 31, 2006 (as adjusted for earnings through December 31, 2006) (the “BRP Transferred Amounts”) as of the day immediately prior to the Effective Date will be transferred and credited to the Participant’s Retirement/Termination Account as of the Effective Date and, as a result of such transfer and crediting, all of the Company’s obligations and Participant’s rights under the Profit-Sharing Plan portion and the Thrift Plan portion (but not the Retirement and Spousal Death Benefit Plan portion) of the Benefit Restoration Plan shall automatically be extinguished and become obligations and rights under this Plan without any further action. Notwithstanding any provision of the Benefit Restoration Plan to the contrary, or any elections made by a Participant under the Benefit Restoration Plan (including any distribution or investment election), the provision of this Plan, including without limitation, the provisions of Article VII and VIII, will govern and control the payment and deemed investment of all BRP Transferred Amounts credited to the Participant’s Retirement/Termination Accounts as provided in this Section 14.2, and a Participant’s rights with respect to any such BRP Transferred Amounts will be determined exclusively under this Plan, as modified by paragraphs (a), (b) and (c) below:

(a)	Notwithstanding anything contained herein to the contrary, including without limitation Section 6.2, the BRP Transferred Amounts shall be subject to the same vesting schedule that was controlling under the Benefit Restoration Plan immediately prior to the Effective Date.

(b)	Notwithstanding anything contained herein to the contrary, including without limitation Section 4.1(c), the BRP Transferred Amounts shall be subject to the same beneficiary designations that were controlling under the Benefit Restoration Plan immediately prior to the Effective Date.

(c)

Notwithstanding anything contained herein to the contrary, including without limitation Article V and VIII, any BRP Transferred Amounts that were in pay status under the Benefit Restoration Plan immediately prior to the Effective Date shall remain subject to the same distribution schedule that was controlling under the Benefit Restoration Plan immediately prior to the Effective Date. A Participant who was in pay status under the Benefit Restoration Plan immediately prior to the Effective Date shall not be entitled to change his or her distribution election under this Plan unless otherwise provided by the Committee.

IN WITNESS WHEREOF, the undersigned executed this amended and restated Plan as of the 1st day of January, 2008.

Windstream Corporation

By:	/s/ Jeffery R. Gardner
Name:	Jeffery R. Gardner
Title:	President and Chief Executive Officer

EXHIBIT A

ELIGIBILITY CRITERIA

Eligible Employees whose pay grade is Grade 90 or above are eligible to participate in the Plan.

EXHIBIT B

DISTRIBUTION ELECTIONS APPLIED TO PRIOR PLAN ACCOUNT

EXHIBIT C

PARTICIPANTS WHO RECEIVE A CREDIT TO THE

1993 FUND UNDER SECTION 14.1(C)(i)

With respect to amounts transferred from his account under the prior Windstream Executive Deferred Compensation Plan

[Intentionally Omitted]

EXHIBIT D

PARTICIPANTS WHO RECEIVE A CREDIT TO THE

1998 FUND UNDER SECTION 14.1(C)(ii)

With respect to amounts transferred from his account under the prior Windstream Management Deferred Compensation Plan

[Intentionally Omitted]

With respect to amounts transferred from his account under the prior Windstream Executive Deferred Compensation Plan

[Intentionally Omitted]